Exhibit 8.1










(212) 912-7633


                                                   , 1997


Reliance Bancorp, Inc.
585 Stewart Avenue
Garden City, New York 11530

                 Re: Merger of Continental Bank into Reliance Federal
                     Savings Bank
                     ------------------------------------------------


Dear Sirs:

               You have requested our opinion regarding certain federal income tax consequences of the merger (the "Merger") of Continental Bank ("Continental"), a New York chartered stock commercial bank, into Reliance Federal Savings Bank, ("Reliance Bank"), a federally chartered stock savings bank and wholly-owned subsidiary of Reliance Bancorp, Inc. ("Reliance"), a Delaware corporation. The Merger will be effected pursuant to the Agreement and Plan of Merger dated as of the 3rd day of May, 1997, as amended as of July 1, 1997, by and among Reliance, Reliance Bank and Continental (the "Merger Agreement"). The Merger and related transactions are described in the Merger Agreement and in the Joint Proxy Statement-Prospectus (the "Proxy Statement") included in Reliance's Registration Statement on Form S-4 filed with the Securities and Exchange Commission in connection with the Merger (the "Registration Statement"). All capitalized terms used but not defined in this letter shall have the meanings set forth in the Plan of Merger or in the Proxy Statement.

               In connection with the opinions expressed below, we have examined and relied on originals, or copies certified or otherwise identified to our satisfaction, of the Merger Agreement and of such corporate records of Continental, Reliance Bank and Reliance as we have deemed appropriate. We have also relied, without independent verification, upon the , 1997 letters of the Continental, Reliance Bank and Reliance to Thacher Proffitt & Wood containing certain tax representations. We have assumed that the parties will act, and that the Merger will be effected, in accordance with the Merger Agreement, and that the representations made by Continental, Reliance Bank and Reliance in the foregoing letters are true. In addition, we have made such investigations of law as we have deemed appropriate to form a basis for the opinions expressed below.

Reliance Bancorp, Inc.
      , 1997                                                             Page 2

               Based on and subject to the foregoing, it is our opinion that, for Federal income tax purposes, under current law:

                           (1)      The Merger will be treated as a
               reorganization within the meaning of Section 368(a) of the Code;

                           (2) No gain or loss will be recognized by Reliance, Reliance Bank or Continental as a result of the Merger;

                           (3) Except to the extent of any cash received in lieu
               of a fractional share interest in Reliance Common Stock, no gain or loss will be recognized by a holders of Continental Common Stock who exchange their shares of Continental Common Stock for shares of Reliance Common Stock pursuant to the Merger;

                           (4) The tax basis of the shares of Reliance Common
               Stock received by each holder of Continental Common Stock in the Merger will be the same as the tax basis of the shares of Continental Common Stock surrendered pursuant to the Merger, reduced by any amount allocable to a fractional share interest in Reliance Common Stock for which cash is received and increased by any gain recognized on such exchange; and

                           (5) The holding period of the shares of Reliance
               Common Stock received by each holder of Continental Common Stock in the Merger will include the holding period of the shares of Continental Common Stock exchanged therefor, provided that such stockholder holds such shares of Continental Common Stock as a capital asset at the Effective Time.

               Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the Merger or of any transaction related thereto or contemplated by the Merger Agreement. This opinion is given solely for the benefit of Continental and its shareholders, Reliance Bank and Reliance, and may not be relied upon by any other party or entity or otherwise referred to in any document without our express written consent. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference thereto under the heading "The Merger - Material Federal Income Tax Consequences" and "Legal Matters" in the Proxy Statement which is a part of the Registration Statement.

                                       Very truly yours,

                                       THACHER PROFFITT & WOOD

                                       By: